Exhibit 5.1

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG Luxembourg - Kirchberg
TELEPHONE	+352 466 230
FAX	+352 466 234
INTERNET	www.loyensloeff.lu

Trinseo S.A.

4, rue Lou Hemmer

L-1748 Luxembourg-Findel

Grand Duchy of Luxembourg

Luxembourg, June 23, 2014

Dear Sirs,

Trinseo S.A. - S-8 Registration Statement

1	Introduction

We have acted as special legal counsel in the Grand Duchy of Luxembourg (Luxembourg) to Trinseo S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel, Luxembourg, and registered with the Luxembourg register for trade and companies (the RCS) under number B153.549 (the Company).

This legal opinion (the Opinion) is furnished to you in connection with the form S-8 registration statement (the Registration Statement) being filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the US Securities Act) for the registration of 4,500,000 ordinary shares in the capital of the Company with a nominal value of USD 0.01 each (the Shares) that are proposed to be issued under the Company’s 2014 Omnibus Incentive Plan (the Plan).

2	Scope of Inquiry

For the purpose of this Opinion we have examined electronically transmitted copies of the following documents:

(a)	the resolutions adopted at an extraordinary general meeting of shareholders of the Company on May 30, 2014 (the Shareholders Resolutions) including the articles of association of the Company, as drawn up by Maître Henri Beck, notary in Echternach, Luxembourg (the Articles);

(b)	the resolutions of the board of directors of the Company, in respect of the Registration Statement, the Plan and the issuance of shares and other transactions set out therein (the Board Resolutions);

(c)	an excerpt pertaining to the Company delivered by the RCS on the date of this Opinion (the Excerpt); and

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at
18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and
Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and
Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and
Conditions may be consulted via www.loyensloeff.lu.

AMSTERDAM • ARNHEM • BRUSSELS • LUXEMBOURG • ROTTERDAM • ARUBA • CURACAO • DUBAI GENEVA • HONG KONG • LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH

(d)	a certificate of absence of judicial decisions (certificats de non-inscription d’une décision judiciaire) pertaining to the Company delivered by the RCS on the date of this Opinion with respect to the situation of the Company one business day prior to the date of this Opinion (the RCS Certificate).

3	Assumptions

We have assumed the following:

(a)	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

(b)	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Opinion Documents (and any document in connection therewith) and the date of this Opinion; and

(c)	the Shareholders Resolutions, the Articles, the Board Resolutions, the Excerpt and the RCS Certificate are true and accurate and in full force and effect and have not been amended, rescinded, revoked or declared null and void.

4	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any factual matter not disclosed to us, we are of the following opinion:

4.1	The Company is a public limited liability company (société anonyme), duly incorporated and validly existing under Luxembourg law for an unlimited duration.

4.2	The Shares to be issued have been duly authorised in accordance with the Articles and the laws of Luxembourg and, when duly subscribed to and fully paid and issued in accordance with the Board Resolutions and the Plan, will be validly issued and fully paid and non-assessable.

5	Qualification

This Opinion is subject to the following qualification: our opinion that the Company is validly existing is based on the Articles, the Excerpt and the RCS Certificate (which confirm in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Company have been registered with the RCS). The Articles, the Excerpt and the RCS Certificate are, however, not capable of revealing conclusively whether or not the Company is subject to any bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court ordered liquidation or reorganisation or any similar Luxembourg or foreign proceedings affecting the rights of creditors generally.

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6	Miscellaneous

6.1	We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws. This Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law.

6.2	We consent to the filing of this opinion with the Commission as Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the US Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Loyens & Loeff Luxembourg S.à r.l.

/s/ Thierry Lohest
Thierry Lohest
Avocat

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